Exhibit 99.1

For Information

Mark A. Hellerstein

Brent A. Collins

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RECORD QUARTERLY NET INCOME,

DISCRETIONARY CASH FLOW, AND PRODUCTION RESULTS FOR

THIRD QUARTER 2006 AND UPDATES GUIDANCE

DENVER, November 1, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today reports earnings for the third quarter 2006 of $55.9 million, or $0.88 per diluted share.

“In the third quarter, we had record quarterly net income, discretionary cash flow, and production. We are pleased that we were able to accomplish these results both in absolute terms as well as on a per share basis. Increasing stockholder value is the primary focus for us at St. Mary, and this quarter is one more data point in a long line demonstrating that commitment,” commented Mark Hellerstein, Chairman and CEO.

Tony Best, President and COO, added, “We also had several positive operational developments in the third quarter. At Centrahoma, we saw improved results in the Woodford shale as we continue to work our way up the learning curve. In the ArkLaTex, new stimulation techniques in the Hosston and upper Cotton Valley formations at the Elm Grove field should add substantial value to this field. The exploration program using direct hydrocarbon indicator technology has resulted in five discoveries out of six wells in the Gulf Coast this year, with our most recent success being a discovery at Vermilion 101. In the Rockies region our Hanging Woman Basin coal bed natural gas project produced 12.0 MMCFED gross as of the end of September. Additionally, subsequent to quarter end we closed on two niche acquisitions in the Mid-Continent and Permian regions. We clearly have a lot to be encouraged about as we finish 2006 and head into 2007.”

THIRD QUARTER EARNINGS

St. Mary announces third quarter 2006 earnings of $55.9 million or $0.88 per diluted share. Third quarter 2005 earnings were $27.3 million or $0.42 per diluted share. Earnings for the third quarter 2006 period include a non-cash, after-tax gain of $0.5 million, or $0.01 per diluted share, for post closing adjustments on the previously announced Section 1031 exchange of oil and gas properties that closed in the second quarter of 2006. The non-cash, after-tax benefit related to the quarterly change in the Company’s Net Profits Plan liability was $2.4 million, or $0.04 per diluted share, for the third quarter of 2006. The third quarter 2005 charge, net of tax, for the Net Profits Plan was $35.4 million, or $0.53 per diluted share. The direction and magnitude of this item reflects commodity prices and movements during each respective measurement period. Revenues for the third quarter of 2006 were $198.0 million compared to $203.3 million for the third quarter of 2005. Discretionary cash flow(1) increased to $140.5 million in the third quarter of 2006 from $125.0 million in the same period of the preceding year. Net cash provided by operating activities was $101.2 million in the third quarter of 2006 compared to $116.6 million in the comparable period for the year prior.

Daily oil and gas production during the third quarter 2006 averaged 252 million cubic feet of gas equivalent (MMCFE), an increase from 251 MMCFE in the comparable 2005 period. Since December 31, 2004, the Company has increase production in six of the last seven quarters, including the impacts of hurricanes Katrina and Rita in 2005. Average prices realized, inclusive of hedging activities, during the quarter were $7.14 per Mcf and $61.28 per barrel, 9% lower and 10% higher, respectively, than the realized prices in the third quarter of 2005. Average prices excluding hedging activities were $6.41 per Mcf and $65.02 per barrel during the quarter, which are 20% lower and 9% higher, respectively, than the same quarter last year.

UPDATED GUIDANCE

The Company’s forecasts for the fourth quarter and the full year 2006 are shown below.

4th Quarter Year
Oil and gas production	24.0 – 25.0 BCFE	92.0 – 93.0 BCFE
Lease operating expenses,
including transportation	$1.26 - $1.33/MCFE	$1.33 - $1.37/MCFE
Production taxes	$0.46 - $0.51/MCFE	$0.51 - $0.55/MCFE
General and administrative exp.	$0.38 - $0.42/MCFE	$0.42 - $0.46/MCFE
Depreciation, depletion, & amort.	$1.91 - $1.97/MCFE	$1.68 - $1.72/MCFE

St. Mary estimates the basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the fourth quarter of 2006 will be $5.50 to $6.50 per barrel of oil and $0.65 to $0.75 per Mcf of gas.

The Company has increased its 2006 forecasted exploration and development budget to $492 million from $477 million. The bulk of the increase relates to increased activity associated with new drilling activity in the Permian region that closed subsequent to quarter end. St. Mary has spent approximately $22 million through September 30, 2006 on niche acquisitions in the ArkLaTex and Rockies regions. This amount includes approximately $10 million that is non-cash related from the Section 1031 exchange that closed in the second quarter of 2006.

Operational updates for the third quarter 2006 were provided in the Company’s October 12, 2006 press release.

As previously announced, the St. Mary third quarter earnings teleconference call is scheduled for November 2, 2006 at 8:00 am (MST). The call participation number is 888-424-5231. A replay of the conference call will be available two hours after the completion of the call, 24 hours per day through November 16 at 800-642-1687, conference number 8520848. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 8520848. In addition the call will be broadcast live at St. Mary’s website at www.stmaryland.com and this press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News—Press Releases.” An audio recording of the conference call will be available at that site through November 16.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “should,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the risks of various exploration and hedging strategies, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of estimating oil and gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, our ability to compete effectively against other independent and major oil and natural gas companies, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(1)

Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, ARO accretion, impairments, deferred taxes, exploration expense, stock-based compensation expense, and non-cash changes in the Net Profits Plan liability less the effect of unrealized derivative loss. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes the presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

PR-06-14

###

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2006
(Unaudited)

PRODUCTION DATA	For the Three Months			For the Nine Months
	Ended September 30,		Percent	Ended September 30,		Percent
	2006	2005	Change	2006	2005	Change
Average realized price, net of hedging:
Gas (per Mcf)	$ 7.14	$ 7.83	(9)%	$ 7.44	$ 6.98	7%
Oil (per Bbl)	$ 61.28	$ 55.95	10%	$ 58.41	$ 50.05	17%

Production:
Gas (MMcf)	14,182	13,894	2%	40,994	39,125	5%
Oil (MBbls)	1,496	1,534	(2)%	4,454	4,396	1%
MMCFE (6:1)	23,160	23,100	0%	67,717	65,502	3%

Daily production:
Gas (Mcf per day)	154,154	151,021	2%	150,162	143,315	5%
Oil (Bbls per day)	16,265	16,678	(2)%	16,314	16,103	1%
MCFE per day (6:1)	251,742	251,090	0%	248,046	239,932	3%

Margin analysis per MCFE:
Average realized price, net of hedging	$ 8.33	$ 8.43	(1)%	$ 8.34	$ 7.53	11%
Lease operating expense and transportation	1.40	1.07	31%	1.37	1.03	33%
Production taxes	0.54	0.58	(7)%	0.54	0.50	8%
General and administrative costs	0.42	0.42	0%	0.46	0.35	31%
Operating margin	$ 5.97	$ 6.36	(6)%	$ 5.97	$ 5.65	6%
Depletion, depreciation, and amortization	$ 1.72	$ 1.60	7%	$ 1.63	$ 1.54	6%

INCOME STATEMENT
(In thousands, except per share amounts)	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2006	2005		2006	2005

Operating revenues:
Oil and gas production revenue	$ 188,159	$ 203,144		$ 550,181	$ 501,935
Oil and gas hedge gain (loss)	4,828	(8,441)		14,808	(8,967)
Marketed gas and other revenue	4,252	8,355		12,787	18,508
Gain on sale of proved properties	801	246		7,233	220
Total operating revenues	198,040	203,304		585,009	511,696

Operating expenses:
Oil and gas production expense	44,998	38,071		129,490	100,418
Depletion, depreciation, amortization,
and abandonment liability accretion	39,817	36,952		110,118	100,933
Exploration	9,766	10,692		35,872	27,474
Impairment of proved properties	5,259	-		6,548	-
Abandonment and impairment of unproved properties	920	817		3,368	4,506
General and administrative	9,725	9,772		30,940	23,239
Change in Net Profits Plan liability	(3,710)	54,857		17,370	71,253
Marketed gas system and other operating expense	3,975	7,620		12,981	17,569
Unrealized derivative loss (gain)	68	(60)		5,329	1,310
Total operating expenses	110,818	158,721		352,016	346,702

Income from operations	87,222	44,583		232,993	164,994
Nonoperating income (expense):
Interest income	90	83		1,454	263
Interest expense	(2,170)	(2,344)		(5,098)	(6,562)
Income before income taxes	85,142	42,322		229,349	158,695
Income tax expense (benefit) - current	(664)	23,605		18,254	48,512
Income tax expense (benefit) - deferred	29,929	(8,617)		64,612	9,485
Net income	$ 55,877	$ 27,334		$ 146,483	$ 100,698

Basic weighted-average common shares outstanding	55,398	56,640		56,564	56,941

Diluted weighted-average common shares outstanding	64,926	66,738	66,332	66,847

Basic net income per common share	$ 1.01	$ 0.48	$ 2.59	$ 1.77

Diluted net income per common share	$ 0.88	$ 0.42	$ 2.25	$ 1.55

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2006
(Unaudited)
BALANCE SHEET
(In thousands)	September 30,	December 31,
	2006	2005
Working capital	$ 26,710	$ 4,937
Long-term debt	$ 165,956	$ 99,885
Stockholders' equity	$ 686,414	$ 569,320

Common shares outstanding, net of treasury	54,870	56,762

PROVED RESERVES
	December 31,
	2005
Oil (MBbls)	62,903
Gas (MMcf)	417,075
MMCFE (6:1)	794,493

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow
to Net Cash Provided by Operating Activities:
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Discretionary cash flow (1)	$ 140,513	$ 125,045	$ 398,678	$ 321,030

Gain on property sales	(801)	(246)	(7,233)	(220)
Exploration expense, excluding exploratory
dry hole expense	(9,374)	(10,280)	(31,839)	(24,960)
Minority interest and other	1,001	281	398	(38)
Changes in current assets and liabilities	(30,142)	1,770	(42,455)	6,334
Net cash provided by operating activities	$ 101,197	$ 116,570	$ 317,549	$ 302,146

Net cash used in investing activities	$ (116,516)	$ (103,294)	$ (302,648)	$ (273,272)

Net cash provided by (used in) financing activities	$ 14,510	$ 2,753	$ (28,810)	$ (8,695)